Exhibit 23

Consent of Independent Registered Certified Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

•	(Form S-8 No. 333-83778) pertaining to the Deferred Compensation Program,

•	(Form S-8 No. 333-88844) pertaining to the 2002 Omnibus Stock and Incentive Plan,

•	(Form S-8 No. 333-88052) pertaining to the 2002 Employee Stock Purchase Plan,

•	(Form S-8 No. 333-152546) pertaining to the 2002 Omnibus Stock and Incentive Plan,

•	(Form S-8 No. 333-182993) pertaining to the 2012 Omnibus Stock Incentive Plan;

of our reports dated March 20, 2013, with respect to the consolidated financial statements of Chico’s FAS, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of Chico’s FAS, Inc. and subsidiaries included in this Annual Report (Form 10-K) of Chico’s FAS, Inc. and subsidiaries for the fiscal year ended February 2, 2013.

/s/ Ernst & Young LLP

Tampa, Florida
March 20, 2013